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                                                                    EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT


Baker Hughes Incorporated:


We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-16094 on Form S-4, in Post-Effective Amendment Nos. 1 and 2 to Registration Statement No. 33-14803 on Form S-8, in Registration Statement No. 33-39445 on Form S-8, in Registration Statement No. 33-61304 on Form S-3, in Amendment No. 1 to Registration Statement No. 33-61304 on Form S-3, in Registration Statement No. 33-52195 on Form S-8, in Registration Statement No. 33-57759 on Form S-8, in Registration Statement No. 33-63375 on Form S-3, in Registration Statement No. 333-19771 on Form S-8, in Post-Effective Amendment No. 1 on Form S-8 to Registration Statement No. 333-28123 on Form S-4, in Post-Effective Amendment No. 1 on Form S-8 to Registration Statement No. 333-29027 on Form S-4, in Registration Statement No. 333-49327 on Form S-8, in Registration Statement No. 333-61065 on Form S-8 and in Registration Statement No. 333-66205 on Form S-8 of our report dated December 18, 1998 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for postemployment benefits and for impairment of long-lived assets to be disposed of to conform with Statement of Financial Accounting Standards Nos. 112 and 121, respectively, and relating to the Company's provision for various reserves and write-downs recorded during the three month period ended September 30, 1998 and the recorded charge for merger costs during the three month period ended September 30, 1998), appearing in this Current Report on Form 8-K of Baker Hughes Incorporated.




DELOITTE & TOUCHE LLP


Houston, Texas
December 21, 1998